UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014

CST Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35743	46-1365950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way, Building D, Suite 200 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 692-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
CST Brands, Inc., a Delaware corporation (“CST Brands”) (NYSE: CST), owns and controls the general partner (the “General Partner”) of CrossAmerica Partners LP (“CrossAmerica”) (NYSE: CAPL), a publicly traded Delaware limited partnership.
Drop Down of Fuel Supply Interests
On December 16, 2014, CST Brands entered into a Contribution Agreement (the “Contribution Agreement”) with CST Services LLC (“CST Services”), an indirect wholly owned subsidiary of CST Brands, and CrossAmerica, pursuant to which CST Services will contribute (the “Contribution”) a 5% limited partner interest in CST Fuel Supply LP (“CST Fuel”) to CrossAmerica in exchange for consideration of approximately $50.4 million, to be paid in 1,497,946 common units representing limited partner interests in CrossAmerica (the “Common Units”), based on a price per Common Unit equal to the volume‑weighted average trading price per Common Unit on the New York Stock Exchange for the 20-day trading period ending on the last business day immediately prior to the execution date of the Contribution Agreement. The Contribution will be effective January 1, 2015 (“Closing Date”) and is subject to customary closing conditions.
Immediately prior to the Closing Date, CST Fuel will own 100% of the issued and outstanding membership interests in CST Marketing and Supply LLC (“CSTMS”), a wholly owned subsidiary of CST Brands, which is a party to a fuel supply agreement with Valero Energy Corporation.
As a condition to closing, CST Services, CSTMS and certain subsidiaries of CST Services (“Purchasers”) will enter into a fuel distribution agreement (the “Fuel Distribution Agreement”), pursuant to which CSTMS will, on an annual basis, sell and deliver to the Purchasers for at least 10 years no less than 1.57 billion gallons of branded and unbranded motor fuels at a fixed net margin of $0.05 per gallon for resale at retail sites operated by such Purchasers.
CST Brands, CST Services and CrossAmerica have made customary representations, warranties, and covenants in the Contribution Agreement. The Contribution Agreement also provides for indemnification of CST Brands and CrossAmerica, under certain circumstances, provided, however, that neither CST Brands nor CrossAmerica shall be liable for losses in excess of 20% of the dollar value of the consideration as of the Closing Date, subject to certain exceptions.
The terms of the Contribution Agreement and Fuel Distribution Agreement were unanimously approved on behalf of
CST Brands by the executive committee of the board of directors of CST Brands (“Executive Committee”) and on behalf of CrossAmerica by the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner.
Item 8.01 Other Events.
Nice N Easy Purchase Price - Final Allocation
On November 1, 2014, CST Brands and CrossAmerica completed their previously announced joint acquisition of the convenience store assets, franchisor rights and associated trademarks of Nice N Easy Grocery Shoppes, Inc., a New York corporation (“Nice N Easy”).
As previously disclosed, the allocation of the purchase price was subject to certain adjustments, which were to be approved by the Executive Committee and the Conflicts Committee. On December 15, 2014, the Executive Committee and the Conflicts Committee approved an adjustment to the allocation of the Purchase Price so that the aggregate purchase price paid by CST Brands will be $24.4 million and the aggregate purchase price paid by CrossAmerica will be $53.6 million, resulting in a payment of approximately $11.4 million from CST Brands to CrossAmerica. The allocation of the Nice N Easy purchase price was unanimously approved on behalf of CST Brands by the Executive Committee and on behalf of CrossAmerica by the Conflicts Committee.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CST BRANDS, INC.

/s/ Gérard J. Sonnier
By:	Gérard J. Sonnier
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: December 22, 2014